EXHIBIT 10.19

         Ronald L. Bittner Medical Expense Reimbursement

     The Corporation has agreed, effective January 27, 1997, it shall reimburse to Ronald L. Bittner, during the period of his employment, any medical expenses incurred by him in connection with his own personal medical treatments which are not covered by the provisions of his health care coverage.